Exhibit 99

VF Reports First Quarter 2014 Results; Raises Full-Year Revenue and Earnings Outlook

  Revenues up 6.5 percent to $2.8 billion
  Outdoor & Action Sports revenues up 14 percent; double-digit growth in every region
  Direct-to-consumer revenues up 16 percent; double-digit growth in every region
  International revenues up 11 percent; double-digit growth in Europe and Asia Pacific
  Gross margin up 130 basis points to 49.4 percent
  Earnings per share up 12 percent to $0.67
  2014 revenues now expected to increase to high end of 7 to 8 percent range
  2014 earnings per share now expected to grow 13 percent to $3.06

GREENSBORO, N.C.--(BUSINESS WIRE)--April 25, 2014--VF Corporation (NYSE: VFC) today reported financial results for its first quarter ended March 29, 2014. All per share amounts are presented on a diluted basis. Driven by continued momentum in its Outdoor & Action Sports coalition, earnings per share in the quarter were up 12 percent primarily due to strong demand for The North Face®, Vans® and Timberland® brands and gross margin expansion in every coalition.

“VF’s first quarter results reflect the continued strength of our brands and our global business platforms,” said Eric Wiseman, VF Chairman, President and Chief Executive Officer. “Led by outstanding performance from the Outdoor & Action Sports coalition, which had balanced growth across all channels and geographies, we delivered strong growth in revenue and profitability. Looking towards the balance of 2014 – we are confident in our business plan and look forward to delivering another record year for our shareholders.”

First Quarter 2014 Review

  Revenues rose 6.5 percent to $2.8 billion, compared with the same period of 2013, driven by double-digit growth in our Outdoor & Action Sports, international and direct-to-consumer businesses.
  Gross margin improved 130 basis points to 49.4 percent, an all-time high for any quarter in VF’s history, with improvements in every coalition. The higher gross margin is primarily driven by the continuing shift of our revenue mix toward higher margin businesses and includes 30 basis points related to the previously disclosed change in classification of retail concession fees.
  SG&A as a percent of revenues rose 50 basis points to 34.9 percent in the first quarter. This increase includes 30 basis points related to the inclusion of retail concession fees.
  Operating income increased 13 percent to $403 million in the first quarter, compared with $358 million in the same period of 2013. Operating margin was 14.5 percent compared with 13.7 percent in the first quarter of 2013.
  Earnings per share increased 12 percent to $0.67 per share compared with $0.60 per share during the same period last year.

Coalition Review

Revenues for the Outdoor & Action Sports coalition increased 14 percent in the quarter to $1.6 billion with double-digit growth across the U.S. and international markets as well as in wholesale and direct-to-consumer channels.

First quarter revenues for The North Face® brand rose 14 percent globally driven by nearly 30 percent growth in direct-to-consumer sales and a high single-digit increase in the brand’s wholesale business. By region, The North Face® brand’s revenues were up at a high-teen percentage rate in the Americas region, up at a mid-teen percentage rate in the Asia Pacific region and up at a low single-digit percentage in Europe.

Vans® brand revenues, which represented the highest of any VF brand in the first quarter, were up 20 percent with strong, double-digit growth across all geographies, as well as in the brand’s wholesale and direct-to-consumer channels. Revenues in the Americas region were up at a low-teen percentage rate in the quarter, up more than 20 percent in Europe and more than 40 percent in the Asia Pacific region. Global direct-to-consumer revenues for the Vans® brand were up 19 percent in the quarter.

Revenues for the Timberland® brand were up 12 percent in the first quarter. In the Americas region, revenues increased at a high-teen percentage rate including greater than 20 percent growth in its wholesale business and solid direct-to-consumer results driven by double-digit comparable store growth rates. In Europe, the Timberland® brand grew at a high single-digit percentage rate and in the Asia Pacific region, first quarter revenues were up at a low double-digit percentage rate. Globally, the Timberland® brand’s growth was balanced between its direct-to-consumer and wholesale businesses in the quarter.

Jeanswear first quarter revenues were down 4 percent to $690 million. Coalition revenues in the Americas region were down at a high single-digit percentage rate due primarily to ongoing challenges in the U.S. mid-tier/department store channel and to a lesser extent, consumer trends in women’s denim. In Europe, revenues were up at a high single-digit percentage rate and sales in the Asia Pacific region were up 10 percent.

Revenues for the Wrangler® brand in the first quarter were down 2 percent driven by a low single-digit decline in the Americas region, partially offset by a high single-digit increase in European revenues. First quarter revenues for the Lee® brand were down 1 percent driven by a high single-digit percentage decline in the Americas region, partially offset by 10 percent growth in Europe and a mid-teen increase in Asia Pacific sales.

Imagewear revenues were up 4 percent in the quarter to $263 million driven by particular strength in its Licensed Sports Group business.

First quarter Sportswear revenues were up 3 percent to $132 million. Nautica® brand revenues were flat, impacted by a shift in timing of shipments; second quarter revenues should grow at a low double-digit rate. The Kipling® brand’s U.S. business achieved a high-teen percentage rate increase in revenues compared with the same period last year. Globally, the Kipling® brand grew 23 percent.

In line with expectations amid a challenging premium denim market, first quarter revenues for the Contemporary Brands coalition were down 5 percent to $98 million.

International Review

International revenues in the first quarter grew 11 percent (up 10 percent in constant currency). Revenues in Europe rose 12 percent (up 8 percent in constant currency) with positive results from nearly every brand in VF’s portfolio. In the Asia Pacific region, revenues were up 16 percent (up 17 percent in constant currency) driven by 27 percent growth in China (up 25 percent in constant currency), which included strong results from every brand. Reported revenues were flat in the Americas (non-U.S.) region (up 8 percent in constant currency). International revenues were 43 percent of total VF first quarter sales in 2014 compared with 42 percent in the same period of 2013.

Direct-to-Consumer Review

Direct-to-consumer revenues grew 16 percent in the first quarter with double-digit increases in all regions of the world and growth in nearly every VF brand. Twenty-three stores were opened across our brands during the quarter bringing the total number of VF owned retail stores to 1,263. Direct-to-consumer revenues reached 23 percent of total revenues in the first quarter compared with 20 percent in the 2013 period. VF now includes revenues from its concession locations in its direct-to-consumer business; on a comparable basis, direct-to-consumer revenues in the first quarter of 2013 would have been 22 percent of total VF revenue. References to direct-to-consumer and wholesale revenue growth rates reflect the change in reporting of concessions in all periods.

Share Repurchase Program

During the first quarter, VF purchased a total of 9.1 million common shares for approximately $553 million under its Board of Directors’ share repurchase authorization, which was approved in December 2013. During the second quarter, the company purchased an additional 2.9 million shares for $173 million. No additional share repurchases in 2014 are anticipated at this time.

2014 Revenue and Earnings Outlook Raised

Revenues for 2014 are now expected to increase at the high end of the previously provided 7 to 8 percent range. Second quarter revenues are expected to increase at a similar level to that of the first quarter, and again be driven primarily by strength from our Outdoor & Action Sports coalition. For the full year, Outdoor & Action Sports coalition revenues are now expected to be up 12 to 13 percent. Full year gross margin and operating margin expectations of 49 percent and 15 percent, respectively, remain unchanged. Based on slightly stronger than expected first quarter results, earnings per share in 2014 are now expected to increase to approximately $3.06 per share, representing 13 percent growth over 2013, as compared with the $3.00 to $3.05 per share outlook provided on February 14.

Dividend Declared

On April 22, 2014, VF’s Board of Directors declared a quarterly dividend of $0.2625 per share, payable on June 20, 2014 to shareholders of record on June 10, 2014.

Webcast Information

VF will hold its first quarter conference call and webcast today at 8:30 a.m. Eastern Time. Interested parties should call 888-318-7470 (domestic) or 719-457-1529 (international) to access the call. The conference call will be broadcast live and accessible at www.vfc.com. A replay of the conference call will be available from April 25 through May 2, 2014, via telephone at 877-870-5176 (access code: 2650165) or at www.vfc.com.

About VF

VF Corporation is a global leader in branded lifestyle apparel and footwear with more than 30 brands. The company’s five largest brands are The North Face®, Vans®, Wrangler®, Timberland®, and Lee®. Other brands include 7 For All Mankind®, Bulwark®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, Kipling®, lucy®, Majestic®, Napapijri®, Nautica®, Red Kap®, Reef®, Riders®, Splendid® and SmartWool®. For more information, please visit www.vfc.com.

Forward Looking Statements

Certain statements included in this release and the attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the level of consumer demand for apparel; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF and its customers’ ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to protect trademarks and other intellectual property rights; foreign currency fluctuations; changes in tax liabilities, and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended March		%
	2014	2013	Change

Net sales	$2,750,115	$2,582,230	7%
Royalty income	30,663	29,639	3%

Total revenues	2,780,778	2,611,869	6%

Costs and operating expenses
Cost of goods sold	1,406,566	1,355,277	4%
Selling, general and administrative expenses	971,022	898,864	8%
	2,377,588	2,254,141	5%

Operating income	403,190	357,728	13%

Interest, net	(19,306)	(20,518)	6%
Other income (expense), net	(2,092)	1,039	(301%)

Income before income taxes	381,792	338,249	13%

Income taxes	84,599	67,832	25%

Net income	$297,193	$270,417	10%

Earnings per common share
Basic	$0.68	$0.61	11%
Diluted	$0.67	$0.60	12%

Weighted average shares outstanding
Basic	438,290	440,272
Diluted	446,266	447,896

Cash dividends per common share	$0.2625	$0.2175	21%

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal first quarter ends on the Saturday closest to March 31. For presentation purposes herein, all references to periods ended March 2014, December 2013 and March 2013 relate to the 13 week and 52 week fiscal periods ended March 29, 2014, December 28, 2013 and March 30, 2013, respectively.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	March	December	March
	2014	2013	2013

ASSETS
Current assets
Cash and equivalents	$321,672	$776,403	$300,437
Accounts receivable, net	1,310,468	1,360,443	1,208,682
Inventories	1,512,459	1,399,062	1,409,443
Other current assets	389,922	347,074	341,065
Total current assets	3,534,521	3,882,982	3,259,627

Property, plant and equipment	921,970	932,792	866,251
Intangible assets	2,946,959	2,960,201	2,897,701
Goodwill	2,022,086	2,021,750	2,000,703
Other assets	559,616	517,718	466,992
Total assets	$9,985,152	$10,315,443	$9,491,274

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$261,105	$18,810	$182,206
Current portion of long-term debt	5,142	5,167	402,910
Accounts payable	467,578	638,732	432,918
Accrued liabilities	807,708	905,292	687,366
Total current liabilities	1,541,533	1,568,001	1,705,400

Long-term debt	1,425,833	1,426,829	1,428,496
Other liabilities	1,262,957	1,243,575	1,268,384

Stockholders' equity	5,754,829	6,077,038	5,088,994
Total liabilities and stockholders' equity	$9,985,152	$10,315,443	$9,491,274

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Three Months Ended March
	2014	2013

Operating activities
Net income	$297,193	$270,417
Depreciation and amortization	64,017	57,948
Other noncash adjustments to net income	62,796	(4,916)
Changes in operating assets and liabilities	(410,352)	(311,775)
Cash provided by operating activities	13,654	11,674

Investing activities
Capital expenditures	(49,309)	(102,227)
Software purchases	(44,654)	(10,547)
Other, net	(5,170)	(2,225)
Cash used by investing activities	(99,133)	(114,999)

Financing activities
Net increase in short-term borrowings	242,586	169,754
Payments on long-term debt	(1,099)	(707)
Purchases of treasury stock	(513,778)	(281,370)
Cash dividends paid	(114,776)	(96,263)
Net impact of stock issuance	20,807	16,624
Cash used by financing activities	(366,260)	(191,962)

Effect of foreign currency rate changes on cash and equivalents	(2,992)	(1,737)

Net change in cash and equivalents	(454,731)	(297,024)

Cash and equivalents - beginning of year	776,403	597,461

Cash and equivalents - end of period	$321,672	$300,437

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended March		%
	2014	2013	Change

Coalition revenues
Outdoor & Action Sports	$1,574,647	$1,384,274	14%
Jeanswear	690,330	717,929	(4%)
Imagewear	263,239	252,757	4%
Sportswear	131,505	128,233	3%
Contemporary Brands	98,169	103,727	(5%)
Other	22,888	24,949	(8%)

Total coalition revenues	$2,780,778	$2,611,869	6%

Coalition profit
Outdoor & Action Sports	$274,490	$226,502	21%
Jeanswear	129,266	143,343	(10%)
Imagewear	37,772	31,586	20%
Sportswear	12,555	12,216	3%
Contemporary Brands	7,902	12,576	(37%)
Other	(3,116)	(2,657)	(17%)

Total coalition profit	458,869	423,566	8%

Corporate and other expenses	(57,771)	(64,799)	11%
Interest, net	(19,306)	(20,518)	6%

Income before income taxes	$381,792	$338,249	13%

VF CORPORATION Supplemental Financial Information Business Segment Information – Constant Currency Basis (Unaudited) (In thousands)

	Three Months Ended March 2014
		Exclude
	As Reported	Impact of Foreign
	under GAAP	Currency Exchange	Constant Currency

Coalition revenues
Outdoor & Action Sports	$1,574,647	$15,343	$1,559,304
Jeanswear	690,330	(7,289)	697,619
Imagewear	263,239	(1,250)	264,489
Sportswear	131,505	-	131,505
Contemporary Brands	98,169	839	97,330
Other	22,888	-	22,888

Total coalition revenues	$2,780,778	$7,643	$2,773,135

Coalition profit
Outdoor & Action Sports	$274,490	$3,879	$270,611
Jeanswear	129,266	916	128,350
Imagewear	37,772	(154)	37,926
Sportswear	12,555	-	12,555
Contemporary Brands	7,902	93	7,809
Other	(3,116)	-	(3,116)

Total coalition profit	458,869	4,734	454,135

Corporate and other expenses	(57,771)	-	(57,771)
Interest, net	(19,306)	-	(19,306)

Income before income taxes	$381,792	$4,734	$377,058

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Corporation
Lance Allega
Vice President, Investor Relations
336-424-6082
or
Carole Crosslin
Director, Corporate Communications
336-424-7836